EXHIBIT 10.1

THIRD AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment (this “Amendment”) to the Original Agreement (as defined below) is entered this 13th day of June, 2014, by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Michael R. McElwrath (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Amended and Restated Employment Agreement, dated as of October 10, 2011 (as amended, the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend the Original Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed to such terms by the Original Agreement.

ARTICLE II

Amendments

Section 2.01. Section 1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“1. Term. The term of employment under this Agreement commenced and has been effective since October 13, 2003 and shall terminate on June 30, 2017, unless sooner terminated in accordance with the terms hereof (the “Term”). In addition, upon mutual agreement of the Company and Executive, this Agreement may be extended on the same terms and conditions for such period as the parties may agree.”

Section 2.02. Section 3. The first sentence of Section 3 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“During the Term, Executive shall receive an annual base salary of not less than $437,500, payable in semi-monthly installments (the “Base Salary”).”

Section 2.03. Section 5. Clause (i) of Section 5(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(i) a lump sum payment in an amount equal to the product of (A) the Base Salary and Bonus paid to Executive and/or which Executive was determined by the Compensation Committee to have earned or been entitled to (regardless of whether paid) during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) two; provided that if Executive’s termination of employment by the Company or Executive is 'in connection with a Change of Control' (as defined in Section 6), such payment shall be equal to the product of (A) the greater of (i) the Base Salary and Bonus paid to Executive and/or which Executive was determined by the Compensation Committee to have earned or been entitled to (regardless of whether paid) during the immediately preceding twelve month period ending on the date of the Change of Control or (ii) the Base Salary and Bonus paid to Executive and/or which Executive was determined by the Compensation Committee to have earned or been entitled to (regardless of whether paid) during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) 2.99;”

ARTICLE III

Miscellaneous

Section 3.01. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Agreement.  Except as expressly modified and superseded by this Amendment, the Company and Executive each hereby (a) ratifies and confirms the Original Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same is the legal, valid and binding obligation of the Company and Executive, enforceable against the Company and Executive in accordance with its terms.

Section 3.02. Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the fullest extent consistent with law, continue in full force and effect.  In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the fullest extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

2

Section 3.03. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law.  This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies in connection therewith, shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Section 3.05. Withholding.  All amounts paid pursuant to the Original Agreement and this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original agreement.

Section 3.07. Waiver.  No term or condition of the Original Agreement or this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Original Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement.  The Original Agreement and this Amendment, together, contain the entire understanding between the parties hereto regarding this subject, except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in the Original Agreement or this Amendment.

[remainder of page intentionally left blank; signatures appear on following page(s)]

3

IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed this signature hereon, effective as of the date set forth above.

COMPANY:

FAR EAST ENERGY CORPORATION

By:	/s/ Jennifer D. Whitley
Name:	Jennifer D. Whitley
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Michael R. McElwrath
Michael R. McElwrath

4